Exhibit 10.1
Letter of Guarantee
     This Letter of Guarantee (this “Guarantee”) dated as of May 19, 2006 (the “Effective Date”), is made and entered into by and between Noveon Inc., a Delaware corporation having its principal place of business at 9911 Brecksville Road, Cleveland, Ohio 44141 (“Guarantor”), and SK Corporation, a Korean company with offices at 99 Seorin-dong, Jongro-gu, Seoul, Korea.
WITNESSETH:
     On May 1, 2006, Guarantor and certain of its affiliates sold their Specialty Polymer and Antioxidant and Accelerator businesses (the “Businesses”) to SPM Group Holdings, LLC (“SPM”) (now known as Emerald Performance Materials, LLC) (the “Sale”). The Sale included the business conducted by Noveon Kalama, Inc. (“Noveon Kalama”).
     As a result of the Sale, SPM became responsible, and entitled to receive the benefits, under certain contracts relating to the Businesses, including the Toluene Sale and Purchase Agreement by and between SK Corporation (“SK”) and Noveon Kalama, dated December 6, 2005 (the “Agreement”).
     On April, 19, 2006, Guarantor notified SK that the Agreement, together with Noveon’s and Noveon Kalama’s rights and obligations thereunder, were being assigned to, and assumed by, SPM.
     Notwithstanding the assignment and assumption, Guarantor desires to guarantee to SK the timely performance of SPM’s payment obligations under the Agreement for Product purchases made pursuant thereto.
     When used herein, the term “Product” shall have the meaning attributed thereto in the Agreement.
     Guarantor hereby agrees to the following in favor of SK:
     1. GUARANTEE. Subject to the provisions hereof, Guarantor hereby guarantees to SK the timely performance of SPM’s payment obligations under the Agreement for Product purchases made pursuant thereto (the “Obligations”). This Guarantee constitutes a guarantee of collection and not a guarantee of payment. The liability of Guarantor under this Guarantee shall be subject to, without limitation, applicable law and the following limitations:
     (a) Guarantor’s liability hereunder shall be in accordance with, and subject to the terms of, the Agreement in effect on the date hereof, and in no event shall Guarantor be subject hereunder or thereunder to consequential, exemplary, equitable, loss of profits, punitive, tort, or any other damages.
     This Guarantee may be terminated by Guarantor upon sixty (60) days prior written notice to SK. Termination of this Guarantee shall not affect the validity or enforceability of this Guarantee with respect to any guaranteed obligation incurred or arising prior to the termination of this Guarantee.

     2. DEMANDS AND NOTICE. If SPM fails or refuses to satisfy any Obligations, SK shall immediately notify Guarantor of such failure or refusal, and shall use commercially reasonable efforts to: (i) cause SPM to satisfy all such Obligations; or (ii) collect from SPM all amounts due to SK from SPM in connection with such Obligations. If, notwithstanding the use of commercially reasonable efforts by SK, SK is unable to: (i) cause SPM to satisfy all such Obligations; or (ii) collect from SPM all amounts due to SK from SPM in connection with such Obligations, then, SK may make a demand upon Guarantor (hereinafter referred to as a “Payment Demand”). Each Payment Demand shall be in writing and shall reasonably specify in what manner and what Obligations SPM has failed or refused to satisfy. In addition, each Payment Demand shall be accompanied by information reasonably sufficient to demonstrate that SK fulfilled its obligations set forth in this Section 2. A Payment Demand satisfying the foregoing requirements shall be deemed sufficient notice to Guarantor that it shall satisfy the applicable Obligation within a reasonable period of time thereafter. A single written Payment Demand shall be effective only as to any specific default and during the continuance of such default, until SPM or Guarantor has cured such default, and additional written demands concerning such default shall not be required until such default is cured.
     3. REPRESENTATIONS AND WARRANTIES. Guarantor represents and warrants that:
     (a) it is a corporation duly organized and validly existing under the laws of the State of Delaware, and has the corporate power and corporate authority to execute, deliver and carry out the terms and provisions of this Guarantee;
     (b) no authorization, approval, consent or order of, or registration or filing with, any court or other governmental body having jurisdiction over Guarantor is required on the part of Guarantor for the execution and delivery of this Guarantee; and
     (c) this Guarantee constitutes a valid and legally binding agreement of Guarantor, except as the enforceability of this Guarantee may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.
     4. AMENDMENT OF GUARANTEE. No term or provision of this Guarantee shall be amended, modified, altered, waived, or supplemented except in a writing signed by the parties hereto.
     5. NOTICE. Any Payment Demand, notice, request, instruction, correspondence or other document to be given hereunder by any party to another (herein collectively called “Notice”) shall be in writing and delivered personally or mailed by certified mail, postage prepaid and return receipt requested, or by facsimile (“Fax”), as follows:

To Guarantor:	To SK:
Noveon, Inc.	SK Corporation
9911 Brecksville Road,	99 Seorin-dong, Jongro-gu, Seoul, Korea
Cleveland, Ohio 44141	Attention: Amelia Lim
Attention: Greg Lewis, General Counsel	Telephone: +82-2-2121-6854
Telephone: 216-447-5000	Fax: +82-2-2121-6449
Fax: 216-447-5730

     Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by Fax shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All Notices by Fax shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving notice as provided above of such change of address.
     6. TERMINATION. This Guarantee is effective on the Effective Date and will continue in full force and effect until: (i) the end of the Initial Term of the Agreement; (ii) there exists a reasonable basis (including the payment history of SPM or its affiliates pursuant to the Agreement) for SK to conclude that this guaranty is no longer necessary; or (ii) this Guarantee is terminated pursuant to Section 1, whichever occurs first. The “Initial Term” when used herein shall have the meaning attributed thereto in the Agreement. Termination of this Guarantee shall not affect the validity or enforceability of this Guarantee with respect to any guaranteed obligation incurred or arising prior to the termination of this Guarantee.
     7. PRIOR GUARANTEES. This Guarantee supersedes any guarantees which may have previously been issued by Guarantor or its affiliates which secured any obligations relating to the Agreement and any such guarantees are hereby terminated.
     8. MISCELLANEOUS. THIS GUARANTEE SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. This Guarantee shall be binding upon Guarantor, its successors and permitted assigns and inure to the benefit of and be enforceable by SK, its successors and permitted assigns. SK shall not assign this Guarantee without the prior written consent of Guarantor, and any assignment or attempted assignment of this Guarantee without the prior written consent Guarantor shall be void and of no effect. This Guarantee shall not inure to the benefit of SPM’s successors or assigns. The Guarantee embodies the entire agreement and understanding between Guarantor and SK with regard to the subject matter hereof, and supersedes all prior agreements and understandings relating to the subject matter hereof. The headings in this Guarantee are for purposes of reference only, and shall not affect the meaning hereof. This Guarantee may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
     EXECUTED as of the day and year first above written.

(Guarantor)

By: Name:	/s/ Charles P. Cooley CHARLES P. COOLEY
Title:	SVP & CFO

(SK Corporation)

By: Name:	/s/ Yong Heum Kim Yong Heum Kim
Title:	SVP

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